Exhibit 99.1

Mercantile Bank Corporation Reports Strong Second Quarter 2017 Results

Annualized loan growth of 14 percent and continued strength in core profitability highlight quarter

GRAND RAPIDS, Mich., July 18, 2017 – Mercantile Bank Corporation (NASDAQ: MBWM) ("Mercantile") reported net income of $7.3 million, or $0.45 per diluted share, for the second quarter of 2017, compared with net income of $7.4 million, or $0.46 per diluted share, for the respective prior-year period. Net income during the first six months of 2017 totaled $15.0 million, or $0.91 per diluted share, compared to $16.0 million, or $0.98 per diluted share, during the first six months of 2016.

“We are very pleased to close the first half of 2017 with a solid quarter that reflects the ongoing success of our strategic initiatives,” said Robert B. Kaminski, Jr., President and Chief Executive Officer of Mercantile. “Our sound financial condition and anticipated new loan fundings make us confident that the strong performance achieved during the first six months of the year can continue throughout the last half of the year.”

The second quarter was highlighted by:

●	Strong earnings performance and capital position
●	Robust net interest margin
●	Strong asset quality, as reflected by low levels of nonperforming assets and loans in the 30- to 89-days delinquent category
●	New commercial term loan originations of approximately $152 million
●	Continued strength in commercial loan pipeline

A bank owned life insurance death benefits claim in the first quarter of 2017 increased reported net income during the first six months of 2017 by approximately $1.1 million, or $0.06 per diluted share, while the repurchase of $11.0 million in trust preferred securities at a 27 percent discount in the first quarter of 2016 increased reported net income during the first six months of 2016 by approximately $1.8 million, or $0.11 per diluted share. Excluding the impacts of these transactions, diluted earnings per share during the first six months of 2017 and 2016 equaled $0.85 and $0.87, respectively.

Operating Results

Total revenue, which consists of net interest income and noninterest income, was $31.2 million during the second quarter of 2017, up $0.1 million or 0.2 percent from the prior-year second quarter. Net interest income during the second quarter of 2017 was $27.2 million, up $0.1 million or 0.3 percent from the second quarter of 2016.

The net interest margin was 3.85 percent in the second quarter of 2017, up from 3.73 percent in the linked quarter, but down from 4.01 percent in the prior-year second quarter. The increase in the net interest margin in the current-year second quarter relative to the first quarter of 2017 primarily resulted from a higher yield on loans and an improved earning asset mix. The increased yield on loans mainly reflected the positive impact of increased interest rates on variable-rate commercial loans stemming from a 25 basis point increase in the targeted federal funds rate in March of 2017 and again in June of 2017 and a higher level of purchased credit-impaired commercial loan income. The change in earning asset mix primarily reflected loan growth and a reduction in interest-earning deposit balances. Higher-yielding average loans represented 86.5 percent of average earning assets during the second quarter of 2017, up from 85.6 percent during the linked quarter, while lower-yielding average interest-earning deposit balances represented 1.6 percent of average earning assets during the current-year second quarter, down from 2.2 percent during the linked quarter.

The decline in the net interest margin during the second quarter of 2017 compared to the prior-year second quarter reflects a decreased yield on average earning assets, primarily reflecting a lower yield on securities, and an increased cost of funds, mainly reflecting higher costs of certain non-time deposit accounts and borrowed funds. The decreased yield on securities was mainly due to the absence of accelerated discount accretion on called U.S. Government agency bonds being recorded as interest income. Approximately $1.5 million in accelerated discount accretion was recorded as interest income during the second quarter of 2016, positively impacting the net interest margin by 22 basis points; no accelerated discount accretion was recorded during the second quarter of 2017. The negative impact of the decreased yield on securities was somewhat mitigated by an increased loan yield, which primarily stemmed from increased interest rates on variable-rate commercial loans resulting from the aforementioned rate hikes and the 25 basis point rate hike in December of 2016, along with a higher level of purchased credit-impaired commercial loan income.

Net interest income and the net interest margin during the second quarter of 2017 and the prior-year second quarter were affected by purchase accounting accretion and amortization entries associated with the fair value measurements recorded effective June 1, 2014. Increases in interest income on loans totaling $1.3 million and $0.9 million were recorded during the second quarters of 2017 and 2016, respectively. An increase in interest expense on subordinated debentures totaling $0.2 million was recorded during both the current-year second quarter and prior-year second quarter. Purchased loan accretion amounts vary from period to period as a result of periodic cash flow re-estimations, loan payoffs, and payment performance.

Mercantile recorded a $0.8 million provision for loan losses during the second quarter of 2017 compared to a $1.1 million provision during the respective 2016 period. The provision expense recorded during both periods primarily reflects loan growth.

Noninterest income during the second quarter of 2017 was $4.0 million, down slightly from the $4.1 million in noninterest income recorded during the second quarter of 2016. The decrease in noninterest income mainly reflects lower other income and service charges on accounts, mitigating higher credit and debit card fees, payroll processing revenue, mortgage banking activity income, and bank owned life insurance income.

Noninterest expense totaled $19.9 million during the second quarter of 2017, up $0.7 million or 3.6 percent from the respective 2016 period, generally reflecting expected increases in various overhead costs stemming from recent growth initiatives.

Mr. Kaminski continued: “We are very pleased with the sustained strength and relative stability of our net interest margin, which in addition to benefitting as expected from the recent rate hikes initiated by the Federal Open Market Committee, also received a boost from increased purchased credit-impaired commercial loan income. In light of our balance sheet structure, our net interest margin should benefit from any further rate hikes. We continue to seek opportunities to enhance fee income and remain dedicated to meeting growth and expansion objectives in a cost-conscious manner.”

Balance Sheet

As of June 30, 2017, total assets were $3.14 billion, up $60.8 million or 2.0 percent from December 31, 2016. Total loans increased $149 million or 6.2 percent, while interest-earning deposits decreased $84.6 million or 63.4 percent, over the same time period. Interest-earning deposit balances declined as a result of these funds being used to meet loan funding requirements, as well as deposit withdrawals stemming from certain commercial customers making tax payments. Approximately $152 million in commercial term loans to new and existing borrowers were originated during the second quarter of 2017, as continuing sales and relationship building efforts resulted in additional lending opportunities. As of June 30, 2017, unfunded commitments on commercial construction and development loans totaled approximately $111 million, which are expected to be largely funded over the next 12 to 18 months.

Raymond Reitsma, President of Mercantile Bank of Michigan, noted: “Our lenders’ continuing focus on identifying and fostering new customer relationships and serving our existing customer base is depicted by the strong loan growth achieved during the second quarter of 2017. Our relationship-based approach to banking continues to be well received by clients in our markets. We remain committed to growing the loan portfolio in a disciplined manner, including an emphasis on both loan pricing and quality. Based on our current loan pipeline, we are quite confident that we can continue to grow the commercial loan portfolio in future periods. We are also pleased to report that our residential mortgage loan portfolio grew for the fourth consecutive quarter, reflecting the ongoing success of strategic initiatives that were implemented to increase market penetration.”

Commercial and industrial loans and owner-occupied commercial real estate (“CRE”) loans combined represented approximately 50 percent of total loans as of June 30, 2017. Non-owner occupied CRE loans equaled about 31 percent of total loans as of June 30, 2017.

As of June 30, 2017, total deposits were $2.37 billion, down $4.3 million from December 31, 2016, but up $91.0 million from June 30, 2016. Local deposits were down $21.7 million since year-end 2016, but up $94.0 million over the past twelve months. The reduction in local deposits was mainly due to certain commercial customers making tax payments, while the growth in deposits was primarily driven by new commercial loan relationships. Wholesale funds were $339 million, or approximately 12 percent of total funds, as of June 30, 2017, compared to $251 million as of December 31, 2016 and $275 million as of June 30, 2016.

Asset Quality

Nonperforming assets at June 30, 2017 were $7.2 million, or 0.2 percent of total assets, compared to $7.8 million, or 0.3 percent of total assets, at March 31, 2017, and $6.4 million, or 0.2 percent of total assets, at December 31, 2016. The level of past due loans remains nominal, and loan relationships on the internal watch list have remained relatively consistent in number and dollar volume. Net loan charge-offs were $0.7 million during the second quarter of 2017, or an annualized 0.12 percent of average loans, compared with net loan charge-offs of $0.3 million in both the linked quarter and prior-year second quarter (annualized 0.05 percent and 0.04 percent of average loans, respectively).

Capital Position

Shareholders’ equity totaled $357 million as of June 30, 2017, an increase of $16.7 million from year-end 2016. The Bank’s capital position remains above “well-capitalized” with a total risk-based capital ratio of 12.7 percent as of June 30, 2017, compared to 13.1 percent at December 31, 2016. At June 30, 2017, the Bank had approximately $76 million in excess of the 10.0 percent minimum regulatory threshold required to be considered a “well-capitalized” institution. Mercantile reported 16,480,852 total shares outstanding at June 30, 2017.

No shares were repurchased during the first six months of 2017 as part of the $20 million stock repurchase program that was announced in January of 2015. Future share repurchases totaling $15.5 million can be made under the program, which was expanded by $15 million in early 2016.

Mr. Kaminski concluded: “Our strong financial performance during the first six months of 2017 positions us to meet growth and profitability objectives and further enhance shareholder value. Our commitment to increasing shareholder value is also depicted by our cash dividend program, including the announcement of an increased third quarter dividend earlier today. We continue to be successful in gaining new clients by using a value-added approach and offering a wide-range of products and services, and we are excited about the opportunities that are available to us as we seek out potential customers in our markets.”

About Mercantile Bank Corporation

Based in Grand Rapids, Michigan, Mercantile Bank Corporation is the bank holding company for Mercantile Bank of Michigan.  Mercantile provides banking services to businesses, individuals and governmental units, and differentiates itself on the basis of service quality and the expertise of its banking staff. Mercantile has assets of approximately $3.1 billion and operates 49 banking offices. Mercantile Bank Corporation’s common stock is listed on the NASDAQ Global Select Market under the symbol “MBWM.”

Forward-Looking Statements

This news release contains comments or information that constitute forward-looking statements (within the meaning of the Private Securities Litigation Reform Act of 1995) that are based on current expectations that involve a number of risks and uncertainties. Actual results may differ materially from the results expressed in forward-looking statements. Factors that might cause such a difference include changes in interest rates and interest rate relationships; demand for products and services; the degree of competition by traditional and nontraditional competitors; changes in banking regulation or actions by bank regulators; changes in tax laws; changes in prices, levies, and assessments; the impact of technological advances; governmental and regulatory policy changes; the outcomes of contingencies; trends in customer behavior as well as their ability to repay loans; changes in local real estate values; changes in the national and local economies; and other factors, including risk factors, disclosed from time to time in filings made by Mercantile with the Securities and Exchange Commission. Mercantile undertakes no obligation to update or clarify forward-looking statements, whether as a result of new information, future events or otherwise.

FOR FURTHER INFORMATION:

Robert B. Kaminski, Jr.	Charles Christmas
President & CEO	Executive Vice President & CFO
616-726-1502	616-726-1202
rkaminski@mercbank.com	cchristmas@mercbank.com

Mercantile Bank Corporation
Second Quarter 2017 Results
MERCANTILE BANK CORPORATION
CONSOLIDATED BALANCE SHEETS
(Unaudited)

	JUNE 30,	DECEMBER 31,	JUNE 30,
	2017	2016	2016
ASSETS
Cash and due from banks	$52,847,000	$50,200,000	$60,087,000
Interest-earning deposits	48,762,000	133,396,000	46,896,000
Total cash and cash equivalents	101,609,000	183,596,000	106,983,000

Securities available for sale	322,258,000	328,060,000	323,452,000
Federal Home Loan Bank stock	11,036,000	8,026,000	8,026,000

Loans	2,527,281,000	2,378,620,000	2,379,940,000
Allowance for loan losses	(18,295,000)	(17,961,000)	(17,110,000)
Loans, net	2,508,986,000	2,360,659,000	2,362,830,000

Premises and equipment, net	45,999,000	45,456,000	45,558,000
Bank owned life insurance	66,535,000	67,198,000	66,537,000
Goodwill	49,473,000	49,473,000	49,473,000
Core deposit intangible	8,712,000	9,957,000	11,228,000
Other assets	28,728,000	30,146,000	25,849,000

Total assets	$3,143,336,000	$3,082,571,000	$2,999,936,000

LIABILITIES AND SHAREHOLDERS' EQUITY
Deposits:
Noninterest-bearing	$800,718,000	$810,600,000	$733,573,000
Interest-bearing	1,570,003,000	1,564,385,000	1,546,145,000
Total deposits	2,370,721,000	2,374,985,000	2,279,718,000

Securities sold under agreements to repurchase	110,920,000	131,710,000	136,690,000
Federal Home Loan Bank advances	245,000,000	175,000,000	178,000,000
Subordinated debentures	45,176,000	44,835,000	44,494,000
Accrued interest and other liabilities	14,020,000	15,230,000	16,457,000
Total liabilities	2,785,837,000	2,741,760,000	2,655,359,000

SHAREHOLDERS' EQUITY
Common stock	308,343,000	305,488,000	303,336,000
Retained earnings	50,012,000	40,904,000	38,553,000
Accumulated other comprehensive income/(loss)	(856,000)	(5,581,000)	2,688,000
Total shareholders' equity	357,499,000	340,811,000	344,577,000

Total liabilities and shareholders' equity	$3,143,336,000	$3,082,571,000	$2,999,936,000

Mercantile Bank Corporation
Second Quarter 2017 Results
MERCANTILE BANK CORPORATION
CONSOLIDATED REPORTS OF INCOME
(Unaudited)

	THREE MONTHS ENDED	THREE MONTHS ENDED	SIX MONTHS ENDED	SIX MONTHS ENDED
	June 30, 2017	June 30, 2016	June 30, 2017	June 30, 2016
INTEREST INCOME
Loans, including fees	$28,927,000	$26,887,000	$55,660,000	$53,666,000
Investment securities	1,860,000	3,197,000	3,688,000	5,250,000
Other interest-earning assets	116,000	63,000	259,000	120,000
Total interest income	30,903,000	30,147,000	59,607,000	59,036,000

INTEREST EXPENSE
Deposits	2,023,000	1,819,000	3,891,000	3,685,000
Short-term borrowings	46,000	47,000	97,000	91,000
Federal Home Loan Bank advances	1,002,000	575,000	1,657,000	925,000
Other borrowed money	639,000	606,000	1,260,000	1,353,000
Total interest expense	3,710,000	3,047,000	6,905,000	6,054,000

Net interest income	27,193,000	27,100,000	52,702,000	52,982,000

Provision for loan losses	750,000	1,100,000	1,350,000	1,700,000

Net interest income after provision for loan losses	26,443,000	26,000,000	51,352,000	51,282,000

NONINTEREST INCOME
Service charges on accounts	1,054,000	1,090,000	2,072,000	2,038,000
Credit and debit card income	1,176,000	1,080,000	2,282,000	2,095,000
Mortgage banking income	783,000	744,000	1,906,000	1,342,000
Earnings on bank owned life insurance	328,000	298,000	2,066,000	584,000
Other income	701,000	852,000	1,567,000	5,091,000
Total noninterest income	4,042,000	4,064,000	9,893,000	11,150,000

NONINTEREST EXPENSE
Salaries and benefits	10,888,000	10,801,000	22,160,000	21,796,000
Occupancy	1,554,000	1,480,000	3,108,000	3,084,000
Furniture and equipment	546,000	522,000	1,081,000	1,047,000
Data processing costs	2,072,000	1,970,000	4,083,000	3,962,000
FDIC insurance costs	248,000	365,000	458,000	757,000
Other expense	4,574,000	4,055,000	8,768,000	8,415,000
Total noninterest expense	19,882,000	19,193,000	39,658,000	39,061,000

Income before federal income tax expense	10,603,000	10,871,000	21,587,000	23,371,000

Federal income tax expense	3,260,000	3,437,000	6,629,000	7,388,000

Net Income	$7,343,000	$7,434,000	$14,958,000	$15,983,000

Basic earnings per share	$0.45	$0.46	$0.91	$0.98
Diluted earnings per share	$0.45	$0.46	$0.91	$0.98

Average basic shares outstanding	16,471,060	16,240,966	16,452,954	16,266,311
Average diluted shares outstanding	16,485,356	16,268,839	16,467,384	16,293,250

Mercantile Bank Corporation
Second Quarter 2017 Results
MERCANTILE BANK CORPORATION
CONSOLIDATED FINANCIAL HIGHLIGHTS
(Unaudited)

	Quarterly					Year-To-Date
(dollars in thousands except per share data)	2017	2017	2016	2016	2016
	2nd Qtr	1st Qtr	4th Qtr	3rd Qtr	2nd Qtr	2017	2016
EARNINGS
Net interest income	$27,193	25,509	26,435	26,450	27,100	52,702	52,982
Provision for loan losses	$750	600	600	600	1,100	1,350	1,700
Noninterest income	$4,042	5,851	4,604	5,284	4,064	9,893	11,150
Noninterest expense	$19,882	19,776	18,394	19,663	19,193	39,658	39,061
Net income before federal income tax expense	$10,603	10,984	12,045	11,471	10,871	21,587	23,371
Net income	$7,343	7,615	8,085	7,845	7,434	14,958	15,983
Basic earnings per share	$0.45	0.46	0.49	0.48	0.46	0.91	0.98
Diluted earnings per share	$0.45	0.46	0.49	0.48	0.46	0.91	0.98
Average basic shares outstanding	16,471,060	16,434,647	16,352,359	16,282,804	16,240,966	16,452,954	16,266,311
Average diluted shares outstanding	16,485,356	16,449,210	16,374,117	16,307,350	16,268,839	16,467,384	16,293,250

PERFORMANCE RATIOS
Return on average assets	0.96%	1.02%	1.05%	1.02%	1.01%	0.99%	1.10%
Return on average equity	8.39%	8.99%	9.35%	9.00%	8.79%	8.69%	9.48%
Net interest margin (fully tax-equivalent)	3.85%	3.73%	3.72%	3.76%	4.01%	3.79%	3.96%
Efficiency ratio	63.65%	63.06%	59.26%	61.96%	61.59%	63.36%	60.91%
Full-time equivalent employees	643	617	616	612	633	643	633

YIELD ON ASSETS / COST OF FUNDS
Yield on loans	4.69%	4.54%	4.65%	4.57%	4.60%	4.62%	4.66%
Yield on securities	2.44%	2.35%	2.27%	2.71%	3.99%	2.40%	3.24%
Yield on other interest-earning assets	0.99%	0.81%	0.51%	0.51%	0.51%	0.97%	0.53%
Yield on total earning assets	4.37%	4.20%	4.18%	4.22%	4.45%	4.28%	4.41%
Yield on total assets	4.05%	3.88%	3.87%	3.90%	4.12%	3.97%	4.08%
Cost of deposits	0.35%	0.33%	0.33%	0.33%	0.32%	0.34%	0.33%
Cost of borrowed funds	1.69%	1.53%	1.45%	1.41%	1.42%	1.61%	1.47%
Cost of interest-bearing liabilities	0.77%	0.68%	0.68%	0.66%	0.64%	0.73%	0.64%
Cost of funds (total earning assets)	0.52%	0.47%	0.46%	0.46%	0.44%	0.49%	0.45%
Cost of funds (total assets)	0.48%	0.43%	0.42%	0.42%	0.41%	0.46%	0.42%

PURCHASE ACCOUNTING ADJUSTMENTS
Loan portfolio - increase interest income	$1,336	832	1,672	1,002	935	2,168	2,251
Trust preferred - increase interest expense	$171	171	171	171	171	342	342
Core deposit intangible - increase overhead	$609	636	636	636	688	1,245	1,403

MORTGAGE BANKING ACTIVITY
Total mortgage loans originated	$60,371	38,365	46,727	52,340	39,559	98,736	64,005
Purchase mortgage loans originated	$39,115	21,523	21,962	25,542	21,995	60,638	30,747
Refinance mortgage loans originated	$21,256	16,842	24,765	26,798	17,564	38,098	33,258
Total mortgage loans sold	$29,371	18,463	30,081	35,826	26,229	47,834	45,151
Net gain on sale of mortgage loans	$1,012	732	993	1,079	791	1,744	1,325

CAPITAL
Tangible equity to tangible assets	9.70%	9.77%	9.31%	9.63%	9.66%	9.70%	9.66%
Tier 1 leverage capital ratio	11.49%	11.53%	11.17%	11.28%	11.41%	11.49%	11.41%
Common equity risk-based capital ratio	10.65%	10.83%	10.88%	10.83%	10.73%	10.65%	10.73%
Tier 1 risk-based capital ratio	12.15%	12.39%	12.47%	12.40%	12.31%	12.15%	12.31%
Total risk-based capital ratio	12.79%	13.05%	13.13%	13.05%	12.95%	12.79%	12.95%
Tier 1 capital	$347,754	341,708	336,316	337,054	330,710	347,754	330,710
Tier 1 plus tier 2 capital	$366,048	359,984	354,278	354,580	347,819	366,048	347,819
Total risk-weighted assets	$2,861,605	2,757,616	2,697,727	2,718,012	2,685,823	2,861,605	2,685,823
Book value per common share	$21.69	21.13	20.76	21.44	21.18	21.69	21.18
Tangible book value per common share	$18.16	17.56	17.14	17.76	17.45	18.16	17.45
Cash dividend per common share	$0.18	0.18	0.67	0.17	0.16	0.36	0.32

ASSET QUALITY
Gross loan charge-offs	$1,150	456	970	363	397	1,606	872
Recoveries	$419	171	805	179	145	590	601
Net loan charge-offs (recoveries)	$731	285	165	184	252	1,016	271
Net loan charge-offs to average loans	0.12%	0.05%	0.03%	0.03%	0.04%	0.08%	0.02%
Allowance for loan losses	$18,295	18,276	17,961	17,526	17,110	18,295	17,110
Allowance to originated loans	0.86%	0.92%	0.95%	0.93%	0.94%	0.86%	0.94%
Nonperforming loans	$6,450	7,292	5,939	4,669	5,168	6,450	5,168
Other real estate/repossessed assets	$789	495	469	790	815	789	815
Nonperforming loans to total loans	0.26%	0.30%	0.25%	0.19%	0.22%	0.26%	0.22%
Nonperforming assets to total assets	0.23%	0.26%	0.21%	0.18%	0.20%	0.23%	0.20%

NONPERFORMING ASSETS - COMPOSITION
Residential real estate:
Land development	$0	0	16	23	42	0	42
Construction	$0	0	0	0	319	0	319
Owner occupied / rental	$3,367	2,972	2,883	2,945	2,893	3,367	2,893
Commercial real estate:
Land development	$65	80	95	110	125	65	125
Construction	$0	0	0	0	0	0	0
Owner occupied	$1,313	1,221	610	1,597	2,263	1,313	2,263
Non-owner occuiped	$400	421	488	691	134	400	134
Non-real estate:
Commercial assets	$2,081	3,076	2,293	65	165	2,081	165
Consumer assets	$13	17	23	28	42	13	42
Total nonperforming assets	7,239	7,787	6,408	5,459	5,983	7,239	5,983

NONPERFORMING ASSETS - RECON
Beginning balance	$7,787	6,408	5,459	5,983	6,320	6,408	6,737
Additions - originated loans	$1,774	2,987	2,953	1,172	1,096	4,761	2,219
Merger-related activity	$16	0	33	0	0	16	0
Return to performing status	$0	(113)	(13)	0	0	(113)	0
Principal payments	$(1,168)	(1,289)	(1,386)	(1,509)	(495)	(2,457)	(1,269)
Sale proceeds	$(147)	(56)	(308)	(76)	(642)	(203)	(1,044)
Loan charge-offs	$(953)	(135)	(263)	(101)	(261)	(1,088)	(617)
Valuation write-downs	$(70)	(15)	(67)	(10)	(35)	(85)	(43)
Ending balance	$7,239	7,787	6,408	5,459	5,983	7,239	5,983

LOAN PORTFOLIO COMPOSITION
Commercial:
Commercial & industrial	$780,816	757,219	713,903	750,330	750,136	780,816	750,136
Land development & construction	$29,027	31,924	34,828	37,455	40,529	29,027	40,529
Owner occupied comm'l R/E	$491,633	452,382	450,464	440,705	438,798	491,633	438,798
Non-owner occupied comm'l R/E	$783,036	768,565	748,269	741,443	716,930	783,036	716,930
Multi-family & residential rental	$114,081	113,257	117,883	118,103	113,361	114,081	113,361
Total commercial	$2,198,593	2,123,347	2,065,347	2,088,036	2,059,754	2,198,593	2,059,754
Retail:
1-4 family mortgages	$220,697	205,850	195,226	190,715	189,119	220,697	189,119
Home equity & other consumer	$107,991	112,117	118,047	127,626	131,067	107,991	131,067
Total retail	$328,688	317,967	313,273	318,341	320,186	328,688	320,186
Total loans	$2,527,281	2,441,314	2,378,620	2,406,377	2,379,940	2,527,281	2,379,940

END OF PERIOD BALANCES
Loans	$2,527,281	2,441,314	2,378,620	2,406,377	2,379,940	2,527,281	2,379,940
Securities	$333,294	341,677	336,086	333,469	331,478	333,294	331,478
Other interest-earning assets	$48,762	12,663	133,396	85,848	46,896	48,762	46,896
Total earning assets (before allowance)	$2,909,337	2,795,654	2,848,102	2,825,694	2,758,314	2,909,337	2,758,314
Total assets	$3,143,336	3,018,919	3,082,571	3,063,964	2,999,936	3,143,336	2,999,936
Noninterest-bearing deposits	$800,718	757,706	810,600	731,663	733,573	800,718	733,573
Interest-bearing deposits	$1,570,003	1,520,310	1,564,385	1,597,774	1,546,145	1,570,003	1,546,145
Total deposits	$2,370,721	2,278,016	2,374,985	2,329,437	2,279,718	2,370,721	2,279,718
Total borrowed funds	$404,370	380,009	354,902	372,917	362,665	404,370	362,665
Total interest-bearing liabilities	$1,974,373	1,900,319	1,919,287	1,970,691	1,908,810	1,974,373	1,908,810
Shareholders' equity	$357,499	348,050	340,811	349,471	344,577	357,499	344,577

AVERAGE BALANCES
Loans	$2,472,489	2,390,030	2,372,510	2,391,620	2,342,333	2,431,487	2,308,147
Securities	$338,045	339,537	336,493	328,993	340,866	338,787	347,681
Other interest-earning assets	$46,250	61,376	127,790	91,590	49,365	53,771	45,687
Total earning assets (before allowance)	$2,856,784	2,790,943	2,836,793	2,812,203	2,732,564	2,824,045	2,701,515
Total assets	$3,081,542	3,016,871	3,064,974	3,040,324	2,952,184	3,049,385	2,922,207
Noninterest-bearing deposits	$785,705	766,031	773,137	733,600	702,293	775,922	677,316
Interest-bearing deposits	$1,531,399	1,542,078	1,561,539	1,572,424	1,548,509	1,536,709	1,568,719
Total deposits	$2,317,104	2,308,109	2,334,676	2,306,024	2,250,802	2,312,631	2,246,035
Total borrowed funds	$400,508	352,614	366,905	373,973	347,191	376,694	323,573
Total interest-bearing liabilities	$1,931,907	1,894,692	1,928,444	1,946,397	1,895,700	1,913,403	1,892,292
Shareholders' equity	$351,216	343,344	343,122	345,944	339,357	347,302	338,113